THIRD AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment to the Administrative Services Agreement (“Amendment”) is effective as of May 1, 2014 by and among BlackRock Variable Series Funds, Inc., BlackRock Investments, LLC and Pacific Life Insurance Company (“the Insurer”).

WHEREAS, the parties hereto or their predecessors entered into an Administrative Services Agreement dated March 25, 2006, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement by deleting and replacing Schedule B of the Agreement.

NOW, THEREFORE, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Schedule B is deleted in its entirety and replaced with the following:

“Schedule B

All Portfolios and Classes of BlackRock Variable Series Funds, Inc., listed below as of the effective date first written above and as may be added, removed, merged or otherwise repurposed from time to time.:

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock Global Opportunities V.I. Fund

BlackRock High Yield V.I. Fund

BlackRock International V.I. Fund

BlackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I. Fund

BlackRock Large Cap Value V.I. Fund

BlackRock Managed Volatility V.I. Fund

BlackRock Money Market V.I. Fund

BlackRock S&P 500 Index V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

BlackRock Value Opportunities V.I. Fund

BlackRock iShares® Alternative Strategies V.I. Fund

BlackRock iShares® Dynamic Allocation V.I. Fund

BlackRock iShares® Dynamic Fixed Income V.I. Fund

BlackRock iShares® Equity Appreciation V.I. Fund”

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	The parties restate and affirm the representations and warranties contained in the Agreement.

4.	Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

5.	The parties hereby each represent and warrant to each other that they have full authority to enter into this Amendment upon the terms and conditions hereof and that the individuals executing this Amendment on its/their behalf have the requisite authority to bind the Insurer, BlackRock Variable Series Funds, Inc., and BlackRock Investments, LLC to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the effective date first written above.

BlackRock Variable Series Funds, Inc.	BlackRock Investments, LLC

By: /s/ Brendan Kyne	By: /s/ Lisa Hill

Name: Brendan Kyne	Name: Lisa Hill

Title: Vice President	Title: Managing Director

Date: 5/1/14	Date: 5/1/14

Pacific Life Insurance Company

By: /s/ Anthony J. Dufault

Name: Anthony J. Dufault

Title: Assistant Vice President

Date: 4/17/14

Attest: /s/ Brandon J. Cage

Name: Brandon J. Cage, Assistant Secretary

Date: 4/17/14